2011 Equity Incentive Plan Amendment

Section 6 of the 2011 Equity Incentive Plan is hereby amended by replacing the first paragraph in its entirety as follows:

“The stock to be awarded or optioned under this Plan shall consist of authorized but unissued or reacquired shares of Common Stock. Subject to Section 14 of this Plan, the maximum aggregate number of shares of Common Stock reserved and available for Awards under the Plan is Twenty Four Million Five Hundred Thousand (24,500,000), which shall include (i) any shares of Common Stock that, as of the Effective Date, are authorized for issuance under the Prior Plans but have not been issued and are not subject to outstanding options, and (ii) any shares of Common Stock subject to any option (or portion thereof) outstanding under the Prior Plans on the Effective Date which, for any reason, expires, is forfeited, or is terminated prior to exercise, or which is surrendered or withheld to satisfy the exercise price or any withholding obligations of such option. The maximum aggregate number of shares of Common Stock that may be issued through Incentive Stock Options shall also be Twenty Four Million Five Hundred Thousand (24,500,000).”